Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
Record Aerospace Segment Sales in 2025 Second Quarter
•Second quarter sales increased 3.3% to $204.7 million driven by Aerospace growth of 9.4% to a record $193.6 million
•Second quarter net income was $1.3 million, or $0.04 per diluted share; adjusted EBITDA1 was $25.4 million, or 12.4% of sales
•Aerospace operating margin was 9.3% including investments in simplification initiatives and legal fee reimbursement; adjusted operating margin1 was 16.3%
•Test Systems restructuring cost savings masked by $6.9 million impact to profitability from estimated cost to complete adjustments
•Solid quarterly bookings of $177.0 million and backlog of $645.4 million
•Raised lower end of revenue guidance to range of $840 million to $860 million for 2025
EAST AURORA, NY, August 6, 2025 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today reported financial results for the three and six months ended June 28, 2025.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We had a very solid second quarter and demonstrated continued progress as revenue stabilizes above $200 million per quarter. We also took some actions that will improve our future earnings power. After a company-wide review of our product portfolio, we took the action to step away from a couple of product lines that have proven to be low margin and low growth. We also took a meaningful increase in our estimate to complete for some projects in our Test business, which masked the progress we have made restructuring that business in recent quarters. These actions will allow us to simplify our business and focus on efforts that promise the greatest returns. Combined with the supportive market conditions we are experiencing, we believe we are well positioned for the future as we look to finish strong in 2025 and beyond.”
1 Adjusted EBITDA, adjusted EBITDA margin, and adjusted operating margin are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Second Quarter Results

	Three Months Ended			Six Months Ended
($ in thousands)	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change

Sales	$204,678	$198,114	3.3%	$410,614	$383,188	7.2%
Gross Profit	$52,827	$55,568	(4.9)%	$113,676	$103,082	10.3%
Gross Margin	25.8%	28.0%		27.7%	26.9%
Income from Operations	$4,758	$7,550	(37.0)%	$17,895	$9,216	94.2%
Operating Margin %	2.3%	3.8%		4.4%	2.4%
Net Income (Loss)	$1,314	$1,533	(14.3)%	$10,842	$(1,645)	759.1%
Net Income (Loss) %	0.6%	0.8%		2.6%	(0.4)%

Adjusted Net Income[2]	$13,741	$7,210	90.6%	$30,714	$9,124	236.6%
Adjusted EBITDA[2]	$25,408	$20,243	25.5%	$56,147	$37,868	48.3%
Adjusted EBITDA Margin %[2]	12.4%	10.2%		13.7%	9.9%
Second Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Growth in sales was driven by the Aerospace segment’s continued strength in demand primarily from the Commercial Transport market. Aerospace sales increased $16.7 million, or 9.4%, which more than offset a $10.1 million decline in Test Systems sales. Consolidated sales were negatively impacted by $6.4 million due to revisions of estimated costs to complete certain long-term mass transit contracts in the Test Systems segment.
Gross profit decreased $2.7 million to $52.8 million, or 25.8% of sales. As noted above, a revision of estimated costs to complete certain long-term mass transit contracts in the Test Systems segment resulted in a $6.9 million impact on gross profit. Additionally, simplification initiatives in the Aerospace segment, including costs related to footprint rationalization and product portfolio shaping activities, resulted in $5.8 million in charges within cost of products sold during the quarter. Adjusted gross profit2 for the 2025 second quarter was $59.7 million, or 29.2% of sales, an improvement over 28.0% in the comparator quarter, primarily attributable to higher volume and improving productivity.
In the second quarter of 2025, the $2.7 million increase in selling, general and administrative expenses (“SG&A”) included a $3.5 million legal fee reimbursement charge relating to the patent infringement dispute in the UK, partially offset by a $1.7 million decrease in litigation-related legal expenses. R&D was down $2.6 million reflecting the timing of projects.
Consolidated operating income decreased $2.8 million to $4.8 million, or 2.3% of sales. The impact of the revision of estimated costs on operating income was $6.9 million. Adjusted operating income2 for the 2025 second quarter was $18.3 million, or 8.9% of sales, compared with $12.6 million, or 6.4% of sales, in the 2024 second quarter, which represents margin gain on increased volume and improved productivity in the Aerospace segment, coupled with realized savings from the recent Test Systems cost rationalization activities. The revision of estimated costs were not included as an add back for adjusted operating income2.
As a result of the refinancing in December 2024, interest expense was down $2.8 million, or 47.1%. Tax expense in the quarter was $0.5 million compared with a tax benefit of $0.3 million in the prior-year period.
2 Adjusted gross profit, adjusted operating income, adjusted segment operating profit, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share (“EPS”) are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Consolidated net income of $1.3 million, or $0.04 per diluted share, compares with net income of $1.5 million, or $0.04 per diluted share, in the prior-year period. Adjusted net income2 for the 2025 second quarter increased $6.5 million to $13.7 million, or $0.38 per diluted share, resulting from stronger profitability and lower interest expense.
Consolidated adjusted EBITDA2 increased 25.5% to $25.4 million, and was 12.4% of consolidated sales.
Bookings of $177.0 million in the quarter resulted in a book-to-bill ratio of 0.86:1. For the trailing twelve months, bookings totaled $841.8 million and the book-to-bill ratio was 1.02:1. Backlog at the end of the quarter was $645.4 million.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Record Aerospace segment sales of $193.6 million increased $16.7 million, or 9.4%. Sales in the Commercial Transport market increased $17.2 million, or 13.4%. Growth was primarily related to increased demand by airlines for cabin power and inflight entertainment & connectivity (“IFEC”) products. Military Aircraft sales increased $2.7 million, or 10.7%, to $27.4 million, driven by increased demand for lighting and safety products. General Aviation sales decreased $0.6 million, or 3.4%, to $18.4 million due to lower airframe power sales. Other sales decreased $2.5 million as the Company is winding down its non-core contract manufacturing arrangements.
Aerospace segment operating profit of $18.0 million, or 9.3% of sales, decreased over the prior-year period as a result of the previously discussed $6.2 million charge related to simplification initiatives, a $3.5 million legal fee reimbursement charge related to the UK patent dispute, and a $1.0 million warranty expense true-up related to a new product launch that requires a field modification. These were partially offset by a $1.5 million decrease in litigation-related expenses. Adjusted Aerospace operating profit2 was $31.5 million, or 16.3% of sales, up 300 basis points from the comparator quarter, reflecting the leverage gained on higher volume, pricing initiatives, and improving production efficiencies.
Aerospace bookings were $150.6 million for a book-to-bill ratio of 0.78:1. Backlog for the Aerospace segment was $570.9 million at quarter end.
Mr. Gundermann commented, “Excluding the unusual items in the quarter, our Aerospace business had a strong second quarter. Sales hit a new record and adjusted operating margin2 showed consistent improvement. The reserves we took are the result of a determined focus on those business initiatives that are most important to our future, which we believe continues to look very positive.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $11.1 million, down $10.1 million from the comparator quarter in 2024. Segment sales were negatively impacted by $6.4 million due to revisions of estimated costs to complete certain long-term mass transit Test contracts. The revisions resulted in reduced revenue recognized in the respective periods due to lower estimates of the percentage of work completed on the programs.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Test Systems segment operating loss was $6.7 million, compared with an operating loss of $5.3 million in the second quarter of 2024. The revisions to the estimated costs to complete had a $6.9 million detrimental impact to operating income and masked the savings realized from recent restructuring activities. While Test Systems continues to be negatively affected by mix and under absorption of fixed costs at current volume levels, the second half of 2025 is expected to be improved for revenue and operating income despite a six-to-eight-week delay in a U.S. Army radio test program.
Bookings for the Test Systems segment in the quarter were $26.4 million. The book-to-bill ratio was 2.39:1 for the quarter. Backlog for the Test Systems segment was $74.5 million at quarter end.
Mr. Gundermann commented, “We initiated a deep dive into some of our major long term Test programs in the second quarter and concluded the EAC adjustment was appropriate at this time. The deep dive will continue into the third quarter but we expect we have adequately captured the situation as it stands today. The EAC adjustment unfortunately masks the benefit of certain restructuring steps we have taken in recent quarters. With the EAC adjustment behind us, we believe the business is positioned for a stronger close to 2025 with accelerating momentum as we look forward to 2026.”
Liquidity and Financing
Cash used by operations in the second quarter of 2025 was $7.6 million after $21.6 million in payments related to the UK patent dispute and $12.0 million in net income tax payments.
Capital expenditures in the quarter were $4.6 million. Long-term debt, net of cash, decreased $4.4 million to $145.8 million at quarter end compared with $150.2 million at the end of the year. The Company had available liquidity of $191.3 million at the end of the second quarter.
2025 Outlook
Astronics is raising the lower end of its 2025 revenue guidance to approximately $840 million to $860 million, up from previous guidance of $820 million to $860 million. The midpoint of the revised range would be a 6.9% increase over 2024 sales.
The Company is monitoring the evolving tariff situation closely. Astronics generates approximately 90% of its revenue from operations in the United States, though it has an international supply chain and a global list of customers. Based on the tariff rates in effect today, Astronics believes the potential incremental impact to annual costs of materials related to direct and known indirect effects is in the range of $15 million to $20 million before mitigation. The Company believes that certain actions including pass-through pricing, supply chain restructuring, duty drawbacks, the implementation of free trade zones, and other operational adjustments will significantly reduce the anticipated impacts of tariffs over time. The Company expects that tariff rates will remain in flux in the near future and will refine its strategy as the situation becomes more stable.
Backlog at the end of the second quarter was $645.4 million, of which approximately 75% is expected to be recognized as revenue over the next twelve months. Planned capital expenditures in 2025 are expected to be in the range of $40 million to $50 million.
Mr. Gundermann commented, “The first half of 2025 was very positive for our Company and we believe activity will accelerate as we move into the second half of the year. The production phase of our Radio Test Program for the U.S. Army may slide into early 2026, but our aerospace business is accelerating more than enough to compensate. We are raising our 2025 revenue guidance accordingly by $10 million at the mid-point. Our business continues to strengthen, including the efficiency of our work force and the dependability of our supply chain, and we have a near-record backlog. The signs are positive as we work toward the end of the year.”
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Second Quarter 2025 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13754268. The telephonic replay will be available from 8:00 p.m. on the day of the call through Wednesday, August 20, 2025. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the Company’s 2025 outlook, the amount of capital expenditures for 2025, the amount of the impact of tariffs on costs for materials to the Company and level of mitigation potential with respect thereto, the amount of backlog to be recognized as revenue over the next twelve months, costs or outcomes of any business reviews or rationalization efforts, and statements regarding the strategy of the Company and its outlook. Forward-looking statements also include all statements related to achieving any revenue or profitability expectations, expectations of continued growth, the level of liquidity, the level of cash generation, the level of demand by customers and markets and the amount of expected capital expenditures. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Use of Non-GAAP Financial Metrics and Additional Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Astronics provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. Astronics management uses these measures for reviewing the financial results of Astronics for budget planning purposes and for making operational and financial decisions. Management believes that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate Astronics core operating and financial performance and business trends consistent with how management evaluates such performance and trends.
FINANCIAL TABLES FOLLOW

For more information, contact:

Company:	Investor Relations:
Nancy L. Hedges, Chief Financial Officer	Deborah K. Pawlowski, Alliance Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: nancy.hedges@astronics.com	Email: dpawlowski@allianceadvisors.com
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Sales	$204,678	$198,114	$410,614	$383,188
Cost of products sold	151,851	142,546	296,938	280,106
Gross profit[3]	52,827	55,568	113,676	103,082
Gross margin	25.8%	28.0%	27.7%	26.9%

Research and development expenses	11,572	14,214	22,639	27,537
Selling, general and administrative	36,497	33,804	73,142	66,329
SG&A % of sales	17.8%	17.1%	17.8%	17.3%
Income from operations	4,758	7,550	17,895	9,216
Operating margin	2.3%	3.8%	4.4%	2.4%

Other (income) expense	(190)	435	(377)	871
Interest expense, net	3,097	5,856	6,247	11,615
Income (loss) before tax	1,851	1,259	12,025	(3,270)
Income tax expense (benefit)	537	(274)	1,183	(1,625)
Net income (loss)	$1,314	$1,533	$10,842	$(1,645)
Net income (loss) % of sales	0.6%	0.8%	2.6%	(0.4)%

Basic earnings (loss) per share:	$0.04	$0.04	$0.31	$(0.05)
Diluted earnings (loss) per share:	$0.04	$0.04	$0.30	$(0.05)

Weighted average diluted shares outstanding (in thousands)	36,368	35,547	36,059	34,936

3 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	(unaudited)
	6/28/2025	12/31/2024
ASSETS
Cash and cash equivalents	$13,460	$9,285
Restricted cash	—	9,143
Accounts receivable, net of allowance for estimated credit losses	187,270	191,446
Inventories	194,311	199,741
Prepaid expenses and other current assets	23,668	16,557
Total current assets	418,709	426,172
Property, plant and equipment, net of accumulated depreciation	83,207	80,687
Operating right-of-use assets	32,025	23,609
Other assets	7,917	7,763
Intangible assets, net of accumulated amortization	46,687	52,477
Goodwill	58,143	58,056
Total assets	$646,688	$648,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,969	$42,960
Current operating lease liabilities	5,041	4,697
Accrued expenses and other current liabilities	59,712	81,004
Customer advances and deferred revenue	27,161	27,491
Total current liabilities	137,883	156,152
Long-term debt	159,276	168,669
Long-term operating lease liabilities	31,494	20,508
Other liabilities	46,464	47,338
Total liabilities	375,117	392,667
Shareholders’ equity:
Common stock	381	380
Accumulated other comprehensive loss	(1,404)	(3,863)
Other shareholders’ equity	272,594	259,580
Total shareholders’ equity	271,571	256,097
Total liabilities and shareholders’ equity	$646,688	$648,764

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA

	Six Months Ended
(Unaudited, $ in thousands)	6/28/2025	6/29/2024
Cash flows from operating activities:
Net income (loss)	$10,842	$(1,645)
Adjustments to reconcile net income (loss) to cash from operating activities:
Non-cash items:
Depreciation and amortization	10,966	12,531
Amortization of deferred financing fees	1,214	1,695
Provisions for non-cash losses on inventory and receivables	2,941	2,415
Equity-based compensation expense	3,902	4,642
Deferred tax benefit	(1,125)	—
Operating lease non-cash expense	3,174	2,562
Simplification initiative-related non-cash charges	6,229	—
Non-cash 401K contribution and quarterly bonus accrual	—	3,454
Non-cash annual stock bonus accrual	—	1,448
Other	(601)	1,827
Cash flows from changes in operating assets and liabilities:
Accounts receivable	5,803	(15,281)
Inventories	(1,498)	(11,398)
Accounts payable	2,957	(4,661)
Accrued expenses	(17,064)	9,255
Income taxes	(10,505)	(4,487)
Operating lease liabilities	(2,302)	(2,447)
Customer advance payments and deferred revenue	(859)	(4,280)
Supplemental retirement plan liabilities	(202)	(209)
Other assets and liabilities	(864)	356
Net cash provided (used) by operating activities	13,008	(4,223)
Cash flows from investing activities:
Capital expenditures	(6,710)	(3,394)
Net cash used by investing activities	(6,710)	(3,394)
Cash flows from financing activities:
Proceeds from long-term debt	1,143	15,392
Principal payments on long-term debt	(11,143)	(9,498)
Stock award and employee stock purchase plan activity	(1,730)	(3,172)
Financing-related costs	(740)	(1,837)
Other	(76)	(80)
Net cash (used) provided by financing activities	(12,546)	805
Effect of exchange rates on cash	1,280	(109)
Decrease in cash and cash equivalents and restricted cash	(4,968)	(6,921)
Cash and cash equivalents and restricted cash at beginning of period	18,428	11,313
Cash and cash equivalents and restricted cash at end of period	$13,460	$4,392
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
SEGMENT SALES AND PROFIT
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Sales
Aerospace	$193,647	$176,948	$385,035	$340,623
Less inter-segment	(21)	(5)	(34)	(42)
Total Aerospace	193,626	176,943	385,001	340,581

Test Systems	11,341	21,171	25,933	42,607
Less inter-segment	(289)	—	(320)	—
Total Test Systems	11,052	21,171	25,613	42,607

Total consolidated sales	204,678	198,114	410,614	383,188

Segment gross profit and margins[4]
Aerospace	54,891	54,019	113,374	98,400
	28.3%	30.5%	29.4%	28.9%
Test Systems	(2,064)	1,549	302	4,682
	(18.7)%	7.3%	1.2%	11.0%
Total gross profit	52,827	55,568	113,676	103,082

Segment operating profit and margins
Aerospace	18,039	19,280	40,303	31,377
	9.3%	10.9%	10.5%	9.2%
Test Systems	(6,710)	(5,336)	(8,933)	(8,415)
	(60.7)%	(25.2)%	(34.9)%	(19.8)%
Total segment operating profit	11,329	13,944	31,370	22,962

Interest expense	3,097	5,856	6,247	11,615
Corporate expenses and other	6,381	6,829	13,098	14,617
Income (loss) before taxes	$1,851	$1,259	$12,025	$(3,270)
4 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2025 YTD
	6/28/2025	6/29/2024	% Change	6/28/2025	6/29/2024	% Change	% of Sales
Aerospace Segment
Commercial Transport	$145,573	$128,399	13.4%	$283,115	$249,829	13.3%	69.0%
Military Aircraft	27,433	24,781	10.7%	60,696	41,860	45.0%	14.8%
General Aviation	18,370	19,015	(3.4)%	33,613	38,566	(12.8)%	8.2%
Other	2,250	4,748	(52.6)%	7,577	10,326	(26.6)%	1.8%
Aerospace Total	193,626	176,943	9.4%	385,001	340,581	13.0%	93.8%

Test Systems Segment
Government & Defense	11,052	21,171	(47.8)%	25,613	42,607	(39.9)%	6.2%

Total Sales	$204,678	$198,114	3.3%	$410,614	$383,188	7.2%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2025 YTD
	6/28/2025	6/29/2024	% Change	6/28/2025	6/29/2024	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$95,166	$90,328	5.4%	$195,246	$173,452	12.6%	47.7%
Lighting & Safety	52,999	46,454	14.1%	102,670	88,241	16.4%	25.0%
Avionics	37,050	28,971	27.9%	65,284	54,565	19.6%	15.9%
Systems Certification	2,836	3,364	(15.7)%	7,904	7,812	1.2%	1.9%
Structures	3,325	3,078	8.0%	6,320	6,185	2.2%	1.5%
Other	2,250	4,748	(52.6)%	7,577	10,326	(26.6)%	1.8%
Aerospace Total	193,626	176,943	9.4%	385,001	340,581	13.0%	93.8%

Test Systems Segment	11,052	21,171	(47.8)%	25,613	42,607	(39.9)%	6.2%

Total Sales	$204,678	$198,114	3.3%	$410,614	$383,188	7.2%

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Trailing Twelve Months
	9/28/2024	12/31/2024	3/29/2025	6/28/2025	6/28/2025
Sales
Aerospace	$177,554	$188,549	$191,375	$193,626	$751,104
Test Systems	26,144	19,991	14,561	11,052	71,748
Total Sales	$203,698	$208,540	$205,936	$204,678	$822,852
Bookings
Aerospace	$173,569	$182,474	$267,715	$150,636	$774,394
Test Systems	15,597	13,430	12,011	26,390	67,428
Total Bookings	$189,166	$195,904	$279,726	$177,026	$841,822
Backlog
Aerospace	$543,638	$537,563	$613,903	$570,913
Test Systems	68,227	61,666	59,116	74,454
Total Backlog	$611,865	$599,229	$673,019	$645,367	N/A
Book:Bill Ratio
Aerospace	0.98	0.97	1.40	0.78	1.03
Test Systems	0.60	0.67	0.82	2.39	0.94
Total Book:Bill	0.93	0.94	1.36	0.86	1.02

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Net income (loss)	$1,314	$1,533	$10,842	$(1,645)
Add back (deduct):
Interest expense	3,097	5,856	6,247	11,615
Income tax expense (benefit)	537	(274)	1,183	(1,625)
Depreciation and amortization expense	5,378	6,203	10,966	12,531
Equity-based compensation expense	1,557	1,840	3,902	4,642
Non-cash 401K contribution and quarterly bonus accrual	—	—	—	3,454
Simplification and restructuring initiatives	6,229	657	6,508	774
Legal reserve, settlements and recoveries	3,504	—	9,732	—
Litigation-related legal expenses	2,753	4,428	5,728	8,122
Warranty reserve	1,039	—	1,039	—
Adjusted EBITDA[5]	$25,408	$20,243	$56,147	$37,868

Sales	$204,678	$198,114	$410,614	$383,188
Adjusted EBITDA margin %	12.4%	10.2%	13.7%	9.9%
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company’s financial statements.

5 In the first quarter 2024, it was assumed that annual incentive compensation would be paid in stock, and thus such amount ($1.4 million) was presented as an addback for Adjusted EBITDA purposes. In the fourth quarter of 2024, it was concluded that all annual incentive compensation amounts would be paid in cash, and thus the addback for the full year 2024 was eliminated. For comparative purposes, the addback was retrospectively removed from the calculation of Adjusted EBITDA for the six months ended June 29, 2024.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Gross profit	$52,827	$55,568	$113,676	$103,082
Add back:
Simplification and restructuring initiatives	5,807	—	5,807	—
Warranty reserve	1,039	—	1,039	—
Adjusted gross profit	$59,673	$55,568	$120,522	$103,082

Sales	$204,678	$198,114	$410,614	$383,188

Gross margin	25.8%	28.0%	27.7%	26.9%
Adjusted gross margin	29.2%	28.0%	29.4%	26.9%
Adjusted Gross Profit is defined as gross profit as reported, adjusted for certain items. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by sales. Adjusted Gross Profit and Adjusted Gross Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Gross Profit and Adjusted Gross Profit Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Gross Profit and Adjusted Gross Profit Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s gross profit and gross profit margin to the historical periods’ gross profit, as well as facilitates a more meaningful comparison of the Company’s gross profit and gross profit margin to that of other companies.

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Income from operations	$4,758	$7,550	$17,895	$9,216
Add back:
Simplification and restructuring initiatives	6,229	657	6,508	774
Legal reserve, settlements and recoveries	3,504	—	9,732	—
Litigation-related legal expenses	2,753	4,428	5,728	8,122
Warranty reserve	1,039	—	1,039	—
Adjusted operating income	$18,283	$12,635	$40,902	$18,112

Sales	$204,678	$198,114	$410,614	$383,188

Operating margin	2.3%	3.8%	4.4%	2.4%
Adjusted operating margin	8.9%	6.4%	10.0%	4.7%
Adjusted Operating Income is defined as income from operations as reported, adjusted for certain items. Adjusted Operating Margin is defined as Adjusted Operating Income divided by sales. Adjusted Operating Income and Adjusted Operating Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Operating Income and Adjusted Operating Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Operating Income and Adjusted Operating Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ income from operations to the historical periods’ income from operations and operating margin, as well as facilitates a more meaningful comparison of the Company’s income from operations and operating margin to that of other companies.

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited, $ in thousands except per share amounts)

	Consolidated
	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024
Net income (loss)	$1,314	$1,533	$10,842	$(1,645)
Add back (deduct):
Amortization of intangibles	2,945	3,269	5,920	6,539
Simplification and restructuring initiatives	6,229	657	6,508	774
Legal reserve, settlements and recoveries	3,504	—	9,732	—
Litigation-related legal expenses	2,753	4,428	5,728	8,122
Warranty reserve	1,039	—	1,039	—
Normalize tax rate[6]	(4,043)	(2,677)	(9,055)	(4,666)
Adjusted net income	$13,741	$7,210	$30,714	$9,124

Weighted average diluted shares outstanding (in thousands)	36,368	35,547	36,059	34,936

Diluted earnings (loss) per share	$0.04	$0.04	$0.30	$(0.05)
Adjusted diluted earnings per share	$0.38	$0.20	$0.85	$0.26
Adjusted Net Income and Adjusted Diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items, including amortization of intangibles, and also adjusted for a normalized tax rate. Adjusted Net Income and Adjusted Diluted EPS are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Net Income and Adjusted Diluted EPS, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ net income and diluted EPS to the historical periods’ net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies. The Company believes that presenting Adjusted Diluted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company’s strategy to grow through acquisitions as well as organically.

6 Applies a normalized tax rate of 25% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF SEGMENT OPERATING PROFIT TO ADJUSTED SEGMENT OPERATING PROFIT
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/28/2025	6/29/2024	6/28/2025	6/29/2024

Aerospace operating profit	$18,039	$19,280	$40,303	$31,377
Simplification and restructuring initiatives	6,229	—	6,508	—
Legal reserve, settlements and recoveries	3,504	—	9,732	—
Litigation-related legal expenses	2,676	4,222	4,920	7,756
Warranty reserve	1,039	—	1,039	—
Adjusted Aerospace operating profit	$31,487	$23,502	$62,502	$39,133

Aerospace sales	$193,626	$176,943	$385,001	$340,581

Aerospace margin	9.3%	10.9%	10.5%	9.2%
Adjusted Aerospace margin	16.3%	13.3%	16.2%	11.5%

Test Systems operating loss	$(6,710)	$(5,336)	$(8,933)	$(8,415)
Simplification and restructuring initiatives	—	657	—	774
Litigation-related legal expenses	77	206	808	366
Adjusted Test Systems operating loss	$(6,633)	$(4,473)	$(8,125)	$(7,275)

Test Systems sales	$11,052	$21,171	$25,613	$42,607

Test Systems margin	(60.7)%	(25.2)%	(34.9)%	(19.8)%
Adjusted Test Systems margin	(60.0)%	(21.1)%	(31.7)%	(17.1)%
Adjusted Segment Operating Profit is defined as segment operating profit as reported, adjusted for certain items. Adjusted Segment Margin is defined as Adjusted Segment Operating Profit divided by segment sales. Adjusted Segment Operating Profit and Adjusted Segment Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Segment Operating Profit and Adjusted Segment Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Segment Operating Profit and Adjusted Segment Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ segment operating profit to the historical periods’ segment operating profit and segment margin, as well as facilitates a more meaningful comparison of the Company’s segment operating profit and segment margin to that of other companies.

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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

Supplemental Prior Period Tables
The following tables are to provide the Net Income (Loss) to Adjusted EBITDA Non-GAAP reconciliation information by quarter for the trailing twelve months ending June 28, 2025 and June 29, 2024.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)
	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Trailing Twelve Months
	9/28/2024	12/31/2024	3/29/2025	6/28/2025	6/28/2025
Net income (loss)	$(11,738)	$(2,832)	$9,528	$1,314	$(3,728)
Add back (deduct):
Interest expense	6,217	4,166	3,150	3,097	16,630
Income tax expense benefit	6,565	3,408	646	537	11,156
Depreciation and amortization expense	6,041	5,894	5,588	5,378	22,901
Equity-based compensation expense	1,772	2,157	2,345	1,557	7,831
Early retirement penalty waiver	—	624	—	—	624
Simplification and restructuring initiatives	259	1,411	279	6,229	8,178
Legal reserve, settlements and recoveries	(332)	4,762	6,228	3,504	14,162
Litigation-related legal expenses	5,558	6,066	2,975	2,753	17,352
Loss on extinguishment of debt	6,987	3,161	—	—	10,148
Non-cash reserves for customer bankruptcy	2,203	1,032	—	—	3,235
Warranty reserve	3,527	1,690	—	1,039	6,256
Adjusted EBITDA	$27,059	$31,539	$30,739	$25,408	$114,745
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with GAAP and may not be comparable with Adjusted EBITDA as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA, is important for investors and other readers of the Company’s financial statements.
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Astronics Corporation Reports Record Aerospace Segment Sales in 2025 Second Quarter
August 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Trailing Twelve Months
	9/30/2023	12/31/2023	3/30/2024	6/29/2024	6/29/2024
Net income (loss)	$(16,983)	$6,976	$(3,178)	$1,533	$(11,652)
Add back (deduct):
Interest expense	5,991	5,947	5,759	5,856	23,553
Income tax expense	(3,835)	(5,442)	(1,351)	(274)	(10,902)
Depreciation and amortization expense	6,385	6,346	6,328	6,203	25,262
Equity-based compensation expense	1,611	1,595	2,802	1,840	7,848
Non-cash annual stock bonus accrual	—	2,806	—	—	2,806
Non-cash 401K contribution and quarterly bonus accrual	1,237	2,776	3,454	—	7,467
Simplification and restructuring initiatives	—	—	117	657	774
Legal reserve, settlements and recoveries	(1,227)	—	—	—	(1,227)
Litigation-related legal expenses	4,574	3,826	3,694	4,428	16,522
Non-cash reserves for customer bankruptcy	11,074	—	—	—	11,074
Adjusted EBITDA	$8,827	$24,830	$17,625	$20,243	$71,525
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with GAAP and may not be comparable with Adjusted EBITDA as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA, is important for investors and other readers of the Company’s financial statements.
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